                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               NEWCOR, INC.
               (Name of Registrant as Specified In Its Charter)

                       ----------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:
    -----------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
    -----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    -----------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
    -----------------------------------------------------------------------
    (5) Total fee paid:
    -----------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:

---------------------------------------------
    2) Form, Schedule or Registration Statement No.:

--------------------------
    3) Filing Party:

----------------------------------------------------------
    4) Date Filed:

------------------------------------------------------------

                                  NEWCOR, INC.
                           1825 S. Woodward, Suite 240
                        Bloomfield Hills, Michigan 48302
                                  ------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 21, 1999


To the Shareholders of
 NEWCOR, INC.

         Notice is hereby given that the Annual Meeting of Shareholders of Newcor, Inc. will be held at the Troy Marriott, 200 W. Big Beaver Road, Troy, Michigan, on Wednesday, April 21, 1999, at nine thirty o'clock in the morning, for the following purposes:

1. To elect two Directors to serve until the 2002 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.

2. To transact such other business as may properly come before the meeting, or any adjournment thereof.

         The close of business on February 11, 1999 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

         You are cordially invited to attend the meeting in person. If you do not expect to be present, please mark, sign and date the enclosed proxy and mail it in the return envelope, which requires no postage if mailed in the United States. It will assist us in preparing for the meeting if shareholders will return their signed proxies promptly regardless of whether they expect to attend in person and whether they own few or many shares. The proxy may be withdrawn at any time prior to being voted.

                                        By Order of the Board of Directors


                                        /s/ Thomas D. Parker
                                        ----------------------------------
                                        Thomas D. Parker, Secretary

Bloomfield Hills, Michigan
March 4, 1999

                                  NEWCOR, INC.



                           1825 S. WOODWARD, SUITE 240
                        BLOOMFIELD HILLS, MICHIGAN 48302

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 21, 1999


                  This Proxy Statement is furnished to the holders of Newcor, Inc. common stock in connection with the solicitation of proxies by Newcor's Board of Directors for the annual meeting of shareholders to be held April 21, 1999 at 9:30 a.m., local time, at the Troy Marriott Hotel, 200 W. Big Beaver Road, Troy, Michigan. This Proxy Statement and the accompanying notice of the meeting, proxy card, and annual report to shareholders will first be sent or given to shareholders on March 4, 1999.

                  The record date for the annual meeting (or any adjournments of the meeting) is the close of business on February 11, 1999. At the record date, 4,942,034 shares of Newcor common stock were outstanding and entitled to vote. Each of those shares is entitled to one vote on each matter presented at the meeting. The only persons entitled to notice of and to vote at the meeting are the persons who were record holders of those shares at the record date.

                  Management is not aware of any business that may be presented for action at the annual meeting other than the election of directors and matters incident to the conduct of the meeting. If any other business should properly come before the meeting, the persons named in the enclosed proxy card will vote the shares for which they hold proxies in accordance with their judgment. Matters incident to the conduct of the meeting also may be voted upon by the proxy holders in accordance with their judgment.

                  In addition to solicitation by mail, this proxy solicitation may be conducted by telephone, electronic media, or in person by Newcor personnel (who will not receive any separate compensation for such activities). Newcor will pay the costs of this proxy solicitation and also will reimburse banks or brokers holding shares in the names of nominees for their reasonable out-of-pocket expense of sending soliciting material to the beneficial owners of the shares and obtaining their proxies.

                             PRINCIPAL SHAREHOLDERS

                  The table below identifies each person known to Newcor that is or may be a beneficial owner (within the meaning of SEC Rule 13d-3) of over 5% of Newcor's common stock. Percentages are as of the record date for the annual meeting. Additional information concerning the table is provided after the table.


         David L. Babson & Co., Inc.                - 584,733.5 shares           11.83%
         One Memorial Drive
         Cambridge, MA 02142-1300

         Dimensional Fund Advisors Inc.             - 368,606.0 shares            7.46%
         1299 Ocean Avenue
         Santa Monica, California 90401

         Shirley E. Gofrank                         - 278,217.0 shares            5.63%
         3001 W. Big Beaver
         Troy, MI  48084

         Catherine A. Gofrank                       - 283,375 shares              5.73%
         26555 Evergreen Rd.
         Southfield, MI  48076-4285

                  The information above about David L. Babson & Co., Inc. is based on its Schedule 13G, as amended through January 25, 1999. Holdings reported in that schedule are as of December 31, 1998. The schedule states that Babson is a registered investment adviser, that the shares reported for it are owned by numerous of its investment counseling clients, but that it has the sole right to vote and the sole right to dispose of those shares.

                  The information about Dimensional Fund Advisors Inc. is based on its Schedule 13G, as amended through February 11, 1999. Holdings reported in that schedule are as of December 31, 1998. According to the schedule, Dimensional is a registered investment adviser and an investment manager, the shares reported for it are held in portfolios of mutual funds and other investment vehicles it advises or manages, and it has sole voting and dispositive power over all of those shares in those capacities. It has disclaimed beneficial ownership of any of the shares.

                  The information about Shirley Gofrank is based on her July 10, 1996 Schedule 13D and updating information she recently provided to Newcor in her capacity as a Newcor director. The shares reported for her include 41,609 shares over which she has sole voting and dispositive power, 1,562 shares subject to options currently exercisable or that will become exercisable within 60 days, and 235,046 shares over which she shares voting and dispositive power with her sister, Catherine A. Gofrank, in their capacities as successor co-trustees of a trust established by their father during his lifetime. The shares reported for Shirley Gofrank do not include 381 shares owned by her husband, over which she has no voting or dispositive power.

                  The information about Catherine Gofrank is based on her July 8, 1996 Schedule 13D and the supplementary information provided by her sister, Shirley, concerning her holdings as a co-trustee of the trust referred to above. Based on this information and her Schedule 13D, Catherine Gofrank has sole voting and dispositive power over 48,329 of the shares reported for her, and she and her sister share voting and dispositive power over the rest of the reported shares.


                              ELECTION OF DIRECTORS

         NOMINEES AND VOTING PROCESS

                  The directors on Newcor's Board are divided into three classes. Each director serves for a three-year term or until his or her successor is elected and qualified, but the terms of office of directors in the three classes are staggered so that at each annual meeting the terms of the directors in a different class are scheduled to expire. This year, the terms of the two directors serving in the class elected in 1996 are scheduled to expire, and two directors are to be elected, for terms scheduled to expire in 2002.

                  Assuming the presence of a quorum, directors will be elected at the annual meeting, from among all persons duly nominated, by a plurality of the votes actually cast by holders of Newcor common stock present in person or by proxy and entitled to vote at the meeting. Thus, the nominees who receive the highest and second-highest numbers of votes for their election as directors will be elected, regardless of the number of votes that for any reason, including abstention, broker non-vote, or withholding of authority to vote, are not cast for the election of those nominees.

                  The Board's nominees for election to the 2002 class are the two incumbent directors whose current terms are ending, Jerry D. Campbell and William A. Lawson. If a proxy in the form enclosed is properly signed and returned in time for the vote and no instruction to the contrary is given on the proxy card, the shares covered by that proxy will be voted FOR the election of those nominees (or if either of them should become unable to serve, which is not expected, for a substitute nominated by the Board).

         SHARE OWNERSHIP AND OTHER INFORMATION
         ABOUT DIRECTORS AND EXECUTIVE OFFICERS

                  The table that follows provides biographical information and information about the beneficial ownership of Newcor common stock at the record date for the annual meeting for each of the Board's director-nominees, each other current Newcor director, and each current Newcor executive officer who is not also a director, in each case based on data he or she has provided. It also provides record date share ownership information for all directors and current executive officers as a group.

                  For purposes of this table, if no starting date for an employment position shown for an individual is given, he or she has held that position for at least five years. The director positions listed are current positions only. Additional information concerning items in the table is provided after the table.

                       NOMINEES FOR TERMS EXPIRING IN 2002

                                                                                    SHARES OWNED        PERCENTAGE
         JERRY D. CAMPBELL (age 58; director since 1987)

           Mr. Campbell is Chairman and CEO of Republic
           Bancorp, Inc. He is a director of Professionals
           Insurance Company Group, Chairman and a director
           of Great Lakes Downs, Inc., a thoroughbred horse
           racing facility and a director of Bernal International, Inc., a manufacturer of parts and equipment for the packaging
           industry.  Mr. Campbell serves on the Finance
           Committee and the Compensation/Stock Option Committee of
           Newcor's Board.                                                             171,569             3.47%

         WILLIAM A. LAWSON (age 65; director since 1988)

            Mr. Lawson is the Chairman of the Board of Directors
            of  Newcor.  He also is Chairman and CEO of Bernal
            International, Inc. (since October 1995) and Chairman
            of  W. A. Lawson Associates (investments and
            consulting).  He is a director of Energy Research
            Corp.  Mr. Lawson serves on the Board's Executive
            Committee and its Finance Committee.  He also is
            entitled to attend all meetings of all other Board
            committees, by virtue of his position as Chairman,
            but he has no right to vote on any matter coming
           before any of  those other committees.                                      128,234             2.58%

                       DIRECTORS WHOSE TERMS EXPIRE IN 2000

                                                                                    SHARES OWNED        PERCENTAGE
         JACK R. LOUSMA (age 62; director since 1991)

           Mr. Lousma has been President and CEO of
           Diamond General Development Corp., a developer
           and manufacturer of products for the dental industry,
           since November 1998 and previously held other
           Diamond General management positions, including President
           and COO from 1996 until becoming CEO.  In 1993 and
           1994, he was Vice President Marketing and Sales of
           Aero Sport, Inc., a manufacturer of analyzers for
           the medical Industry. Mr. Lousma also is President
           of Michigan Columbia Corp. (aerospace engineering and
           consulting) and a director of  Republic Bank.  He
           serves on the Compensation/Stock Option Committee
           and the Audit Committee of Newcor's Board.                                   12,444             0.25%

         RICHARD A. SMITH (age 59; director since 1987)

           Prior to his retirement in December 1990, Mr. Smith
           was President and CEO of  Newcor. He is a director
           of Kettering University (formerly GMI Engineering
           and Management Institute). He serves on the Board's
           Executive and Audit Committees.                                              68,672             1.39%

         KURT O. TECH (age 77; Newcor director since 1981)

           Prior to his retirement in 1980, Mr. Tech was
           President of the Cross Company.  He serves
           on the Compensation/Stock Option Committee
           and the Executive Committee of the Board.                                    13,055             0.26%

                       DIRECTORS WHOSE TERMS EXPIRE IN 2001

                                                                                    SHARES OWNED        PERCENTAGE

         SHIRLEY E. GOFRANK (age 50; Newcor director since 1995)

           Ms. Gofrank is President and Managing Director
           of Gofrank & Mattina, P.C., a public accounting
           firm. She is a member of the Board's Audit and
           Finance Committees.                                                        278,217              5.63%

         KEITH F. HALE (age 58; director since 1998)

           Mr. Hale has been Newcor's President and CEO
           since November 1998. Before Newcor's
           acquisition of the companies now comprising
           its Deco operations, Mr. Hale was Vice President
           and General Manager of those companies.  From
           the March 1998 acquisition of the Deco companies
           until early July 1998, he continued with Newcor as
           Executive Vice President and General Manager of
           the Deco Group.  Mr. Hale is a member of the Board's
           Executive Committee.                                                        12,500              0.25%

         W. JOHN WEINHARDT (age 48; director since 1995)

           Mr. Weinhardt was Newcor's
           President and CEO from March 1995 to
           November 1998.  Previously, he served as
           Vice President and Group Executive of Danaher
           Corp., a diversified manufacturer of automotive
           products, process-environmental controls, and
           hand tools, and as President and CEO of Fayette
           Tubular Products, Inc., a Danaher subsidiary.                               23,717              0.48%

                       NON-DIRECTOR EXECUTIVE OFFICERS

                                                                                    SHARES OWNED        PERCENTAGE

         MICHAEL J. BRODY  (age 29)

           Newcor's Interim Principal Accounting Officer since February 15, 1999, and Manager of
           Financial Reporting since August 1998.
           Previously he served as Audit Manager for PricewaterhouseCoopers LLP, a public accounting firm. By virtue of his current positions with Newcor, Mr. Brody is entitled to attend all meetings of the Board's Finance Committee.
           However, he has no right to vote upon any matter coming before that committee.

         THOMAS D. PARKER (age 52)

           Mr. Parker is Newcor's Vice President
           Human Resources and since June 1994
           also its Secretary.                                                          9,798              0.20%

         WILLIAM J. FARIS (age 48)

           Mr. Faris has been Group Vice President of
           Newcor Rubber and Plastic since July 1998.
           This has been an executive officer position
           since February 1999. He was the Vice President
           of Operations of the Newcor Rubber and Plastic
           Group from January 1998 to July 1998. Previously
           he served in various managerial positions for
           Hutchinson, S.A.                                                             3,184              0.06%

         ROBERT E. DALLAIRE (age 49)

           Mr. Dallaire has been Vice President and
           General Manager of the Deco Group since June 1998. This
           has been an executive officer position since February
           1999. Previously he was Manager of Materials for the
           Deco companies.                                                                600              0.01%

           ALL DIRECTORS AND CURRENT EXECUTIVE OFFICERS
           AS A GROUP (12 persons)                                                    721,991             14.50%

                  The shares reported in the table above include shares that may be acquired under stock options currently or within 60 days exercisable, as follows: Jerry Campbell, 1562; William Lawson, 19,930; Jack Lousma, 1,562; Richard Smith, 1,562; Kurt Tech, 1,562; Shirley Gofrank, 1,562; Robert Dallaire, 500; Thomas Parker, 7,117; William Faris, 2,500, all directors and current executive officers as a group, 38,648. For purposes of calculating the group percentage, all optioned shares are treated as outstanding. For purposes of calculating individual percentages, only the shares optioned to the named individual are treated as outstanding.

                  The shares reported also include shares held in accounts under the Newcor Savings Plan (a 401(k) plan), as follows: John Weinhardt, 4,232; Thomas Parker, 791; William Faris, 684. These individuals have sole dispositive power but no voting power over those shares. In addition, the shares reported for Shirley Gofrank also include the 235,046 shares held as co-trustee the trust discussed above under "Principal Shareholders."

                  Except as noted above, each person named in the table has the sole power to vote and dispose of all shares shown for him or her.

                   The reported shares do not include shares held by a person's spouse over which the person has no voting or dispositive power, as follows: Richard Smith, 395 shares; Shirley Gofrank, 381 shares.


         CHANGES IN EXECUTIVES SINCE YEAR END

                  Since the close of the fiscal year ended October 31, 1998 ("fiscal 1998"), there have been several changes in Newcor's executive officers. First, as indicated above, John Weinhardt, who was Newcor's President and Chief Executive Officer throughout fiscal 1998, vacated those positions in November 1998 and was succeeded by Newcor's current President and CEO, Keith Hale.

                  In addition, three other changes in executive officers have occurred since fiscal year end. Robert C. Ballou, formerly Group Vice President Precision Machined Products, left Newcor in mid-November 1998, Dennis H. Reckinger, formerly Senior Vice President, retired on the first of that month, and John J. Garber, formerly Vice President Finance, Treasurer, and Chief Financial Officer, left Newcor on February 12, 1999. Newcor understands from these former executives that as of the record date for the upcoming annual meeting, Mr. Ballou was beneficial owner of 6,614 shares of Newcor common stock including 1,364 shares held in the Newcor Savings Plan, Mr. Reckinger owned 13,058 shares beneficially including 6,324 shares subject to currently exercisable options and 782 shares held in the Newcor Savings Plan, and Mr. Garber owned 22,842 shares beneficially including 11,372 shares subject to currently exercisable options and 905 shares held in the Newcor Savings Plan.

                  As a result of the above departures, the Board reevaluated the organization of the executive officer group at its February, 1999 meeting and determined that Mr. Faris and Mr. Dallaire had now assumed significant responsibilities and elevated them to the level of executive officers of the company for the Rubber and Plastic Group and the Deco Group respectively. Mr. Hale is directly overseeing the operations of the Precision Machined Products Group. Mr. Garber's responsibilities as principal financial officer and principal accounting officer have been taken over by Mr. Brody on an interim basis, pending the results of a more extensive executive search.


         BOARD COMMITTEES AND MEETINGS

                  The Executive Committee of the Board acts on behalf of the Board between board meetings. The Audit Committee assists the Board in fulfilling its fiduciary responsibility relating to corporate accounting and reporting practices and maintains a direct and separate line of communication between the Board and Newcor's independent auditors. The functions of the Compensation/Stock Option Committee include reviewing current compensation practices, making recommendations to the Board for compensation of directors and officers, making recommendations in relation to the Newcor's 401(k) plans, and administering its stock-based plans. (For more information concerning this committee, see "Compensation Committee Report" below). The Finance Committee's responsibilities include recommending dividend action to the Board after consultation with management and providing the Board with such advice and recommendations as it may from time to time request concerning borrowings, issuance of securities, investment of cash balances, and other investments. The Finance Committee also recommends persons to the Board for nomination as directors. The Finance Committee does not solicit director nominations from shareholders.

                  During fiscal 1998, the Board of Directors held four meetings, the Executive Committee held five meetings, the Audit Committee met twice, and the Finance Committee held three meetings. Each director attended at least 90% of all meetings of the Board of Directors and of the committees on which he or she served.


         SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Newcor directors and executive officers and certain beneficial owners of more than 10% of its common stock are required by Section 16(a) of the Securities Exchange Act of 1934 to file initial reports of ownership and reports of changes in ownership of Newcor equity securities with the SEC. They also are required by Section 16(a) to provide Newcor with copies of whatever reports they may file. Newcor has reviewed all copies of Section 16(a) reports it has received from persons known to Newcor to be (or during fiscal 1998 to have been) subject to these reporting requirements and also has received and reviewed written representations from some of them to the effect that other reports were not required. Based solely on that review, Newcor believes that all required reports for fiscal 1998 were timely filed.

                             EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION INFORMATION

                  The table that follows provides summary information, for fiscal 1998 and each of the preceding two fiscal years in which they were Newcor executive officers, concerning the compensation of John Weinhardt (who served as Newcor's CEO throughout fiscal 1998), of Keith Hale (who did not become the new CEO until after fiscal year end but did serve as an executive officer in another capacity for a portion of fiscal 1998), and of each other current or former Newcor executive officer who served as such during fiscal 1998 and whose salary and bonus for the year exceeded $100,000. When the position shown for an executive in the table is identified there as a "former" position, this means he held the position for some or all of fiscal 1998 but no longer holds it. Additional information about items in the table is provided after the table.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION          ALL OTHER
                           ANNUAL COMPENSATION                                                     COMPENSATION


                                                      OTHER         RESTRICTED   STOCK
NAME AND             FISCAL                           ANNUAL        STOCK        UNDERLYING
PRINCIPAL POSITION   YEAR      SALARY    BONUS      COMPENSATION    AWARDS       OPTIONS

K. F. Hale           1998     $ 49,138   $ 15,000     -0-          $ 93,750      0 shares                            -0-
Former VP &
General Mgr.
Deco Group
(now CEO)

W. J. Weinhardt      1998    $300,000          -0-      $ 20,071          -0-      42,000 shares    $ 31,461
Former President     1997    $290,000     $221,444      $ 20,071   $   72,863      18,270 shares    $ 28,836
& CEO                1996    $256,667     $176,000      $ 20,071          -0-           0 shares    $ 26,461

T.D. Parker          1998    $107,000          -0-           -0-          -0-       8,000 shares    $  3,411
VP Human             1997    $100,000     $ 35,742           -0-   $   10,888       2,730 shares    $  1,920
Resources & Sec      1996    $ 92,600     $ 21,988           -0-   $    4,125       2,100 shares         -0-

J. J. Garber         1998    $139,000          -0-           -0-          -0-       9,000 shares    $  3,557
Former VP Finance,   1997    $133,100     $ 61,226           -0-   $   16,750       4,200 shares    $  1,684
Treasurer & CFO      1996    $126,735     $ 51,315           -0-   $    8,250       2,100 shares         -0-

R.C. Ballou          1998    $160,000          -0-           -0-          -0-      12,000 shares    $  4,393
Former Group VP      1997    $145,000     $127,984           -0-   $   25,125       6,300 shares    $  1,917
Precision Machine    1996    $135,000     $ 51,000           -0-   $   16,500       6,300 shares         -0-
Products

D. H. Reckinger      1998    $139,000          -0-           -0-          -0-       6,000 shares    $  3,476
Former Senior VP     1997    $135,700     $ 10,747           -0-   $   20,100       5,040 shares    $  1,586
                     1996    $129,200     $ 46,784           -0-   $    6,188       2,625 shares         -0-

                  SALARY AND BONUS. The "Salary" and "Bonus" columns in the table above include, where applicable, amounts deferred into the Newcor Savings Plan at a named executive's election. 1996 bonus amounts do not include the amount of any bonus exchanged by a named executive for restricted shares of common stock pursuant to the Voluntary Program of Newcor's 1996 Employee Incentive Stock Plan. Instead, the "Restricted Stock Awards" column of the table provides information concerning the shares acquired.

                  OTHER ANNUAL COMPENSATION. For each named executive in each fiscal year, the incremental cost to Newcor of providing perquisites or other non-cash benefits to him did not exceed 10% of the executive's aggregate salary and bonus for the year. Consequently, as permitted by SEC rules, no information concerning perquisites or other non-cash benefits is provided in the "Other Annual Compensation" column of the table. The amounts reported for Mr. Weinhardt are "gross up" amounts for taxes payable by him due to reimbursement of life insurance premiums. The reimbursement amounts themselves are reported in the "All Other Compensation" column.

                  RESTRICTED STOCK AWARDS. The dollar amounts reported for 1996 in the "Restricted Stock Awards" column relate to awards of transfer-restricted but nonforfeitable shares of common stock received by named executives in 1997 under the Voluntary Program of Newcor's 1996 Employee Incentive Stock Plan in exchange for portions of the cash bonuses awarded to them for fiscal 1996 performance under Newcor's cash incentive bonus plan. The dollar amounts reported in the column for 1997 and 1998 relate to awards of transfer-restricted and forfeitable shares of Newcor common stock made to named executives in those fiscal years under the Discretionary Program of the Employee Incentive Stock Plan. (Additional information concerning the Employee Incentive Stock Plan is provided below under "--Shares Underlying Options" and elsewhere in this Proxy Statement under "Options Granted During Fiscal 1998" and in the Compensation Committee Report.) In each case, dollars reported have been calculated by multiplying the number of shares received under the plan by the NASDAQ National Market closing price for an unrestricted share of Newcor common stock on the pertinent award date.

                  The transfer restrictions imposed on shares awarded under the Voluntary Program lapse on the first anniversary of the award date. Subject to earlier vesting upon death, disability, or as otherwise provided in the plan, the transfer restrictions and risk of forfeiture imposed on shares awarded under the Discretionary Program lapse on the third anniversary of the award date. Holders of shares received under either program possess all of the normal rights of a holder of common stock with respect to those shares, including voting and dividend rights.

                  The restricted shares reported in the table for Mr. Hale were forfeited when he left Newcor's employ in July 1998. As of the last business day of fiscal 1998, the other named executives, respectively, held the following aggregate numbers of shares received under the Employee Incentive Stock Plan that were then still subject to transfer restrictions: Mr. Weinhardt, 9,135 (all forfeitable); Mr. Parker, 1,890 (1,365 forfeitable); Mr. Garber, 3,150 (2,100 forfeitable); Mr. Ballou, 5,250 (3,150 forfeitable); Mr.

         Reckinger, 3,307 (2,520 forfeitable). In connection with leaving Newcor employment after fiscal year end, each of Messrs. Weinhardt, Garber, Ballou, and Reckinger forfeited all of his forfeitable shares.

                  SHARES UNDERLYING STOCK OPTIONS. The shares reported for 1998 and 1997 in the "Shares Underlying Options" column of the table all relate to shares of Newcor common stock underlying options granted to named executives under the Discretionary Program of the Employee Incentive Stock Plan. The shares reported for 1996 include 1,050 subject to options acquired by Mr. Parker, 2,100 subject to options acquired by Mr. Garber, 4,200 shares subject to options acquired by Mr. Ballou, and 1,575 subject to options acquired by Mr. Reckinger as a result of participation in the Voluntary Program of that plan during the year. The other shares reported for 1996 relate to options granted under the Discretionary Program of Newcor's 1993 Management Stock Incentive Plan, the provisions of which are similar to those of the Employee Incentive Stock Plan.

                  Under the terms of these plans, option grants generally become exercisable in 25% increments on each of the first through fourth anniversaries of the date they were granted, and options that are not exercisable when a grantee leaves employment are forfeited. All of the 1998 options and many of the other options reported in the table for Messrs. Weinhardt, Garber, Ballou, and Reckinger were forfeited at employment termination because they were not yet exercisable. In addition, pursuant to the plans under which they were granted, all of Mr.Weinhardt's and Mr. Ballou's other options were canceled 30 days after their respective employment terminations, and Mr. Garber's other options are due to be canceled on March 12, 1999.

                  ALL OTHER COMPENSATION. For each year, $26,461 of the total amount reported for Mr. Weinhardt in the "All Other Compensation" column of the table represents reimbursement of premiums paid by Mr. Weinhardt on a $1,500,000 insurance policy on his life. (Mr. Weinhardt is the owner of this policy; Newcor is not a beneficiary.) Except for these reimbursement amounts, all amounts reported in this column represent the dollar value of matching contributions made by Newcor for the accounts of named executives under the Newcor Savings Plan.


         AGREEMENTS WITH EXECUTIVES NAMED
         IN THE SUMMARY COMPENSATION TABLE

                  HALE AGREEMENTS. In connection with his engagement as Newcor's President and CEO, Keith Hale and Newcor have entered into an employment agreement. Under this agreement, Mr. Hale is entitled to salary at the rate of $275,000 per year (subject to annual review by the Board), to use of an automobile provided at Newcor's expense (except for a $50 per month personal use charge), to term insurance on his life with a death benefit of at least $800,000 (subject to his insurability), to participate in employee benefit plans on the terms generally applicable to executive officers, and to eligibility for an incentive bonus (if earned) of up to 100% of his salary, based on performance criteria developed by the Compensation/Stock Option Committee. The agreement also contemplated that he would be granted a nonqualified stock option on 50,000 shares of Newcor common stock under the 1996 Employee Incentive Stock Plan, which occurred on November 4, 1998, and contemplates that if the average market price for the stock for the last five business days of 1999 is at least $6.00 per share, he will receive another grant covering 50,000 additional shares.

                  Under the agreement, both Newcor and Mr. Hale have the right unilaterally to terminate his employment upon 30 days' prior written notice to the other party, and his employment would terminate immediately if he becomes permanently disabled or dies. If Newcor terminates Mr. Hale's employment not for Cause (as defined in the agreement), he would be entitled to continuation of his salary and life insurance for one year after his termination, to outplacement services and continued use of his automobile for as long as one year, continued medical plan benefits for up to 24 months, to any bonus earned through his termination date, and to one year's continued participation in other employee benefit plans. If his employment terminates due to permanent disability, he would be entitled to substantially similar benefits, reduced by any payments made under Newcor's long-term disability policy. If his employment ends for any other reason, Newcor's obligations to him under the agreement would extend only to his termination date.

                  This agreement prohibits Mr. Hale from making any attempt to induce or encourage any employee of Newcor or an affiliate to leave for employment with a competitor until two years after his employment terminates, and it imposes confidentiality obligations on him for the same time period. It also provides that any intellectual property developed or invented by him during his employment will be Newcor's sole and exclusive property. In addition, Mr. Hale has promised in the agreement that if his employment terminates and he then is still a Newcor director he will resign from the Board if it so requests.

                  The compensation that is reported for Mr. Hale in the Summary Compensation Table was paid to him under a prior agreement he had with Newcor for his services as Vice President and General Manager of the Deco Group. That agreement called for salary at the rate of $160,000 per year, a $15,000 "signing bonus" provided he remained in Newcor's employ for at least 30 days, participation in Newcor's cash incentive bonus plan, and a grant of 10,000 restricted shares. The restricted shares were forfeited upon his separation from employment in July 1998.

                  PARKER "CHANGE IN CONTROL" AGREEMENT. Thomas Parker has an agreement with Newcor providing for payments to him in some cases if he or Newcor terminates his employment within eighteen months after a "change in control" (as defined in the agreement). Under the agreement, the maximum cash amount that would be payable if his employment terminated after a change in control is 1.5 times the sum of his annual base salary in effect on the termination date (or, if higher, immediately preceding the change in control) plus his average annual bonus for the three full fiscal years immediately preceding the termination date or change in control. The agreement also provides for continuance of health, life, and similar insurance coverage for specified time periods following employment termination after a change in control and, under some circumstances, for outplacement services.

                  In addition, the agreement provides that upon the occurrence of a change in control all of Mr. Parker's then outstanding but unexercisable options to acquire Newcor common stock will become immediately exercisable in full, and that each option held by him would continue to be exercisable for six months following any termination of his employment within eighteen months after a change in control or such shorter period as the option would have been exercisable if his employment had not terminated.

                  WEINHARDT AGREEMENTS. At the time he left employment as Newcor's President and CEO, John Weinhardt had an employment agreement with Newcor for a term ending on February 28, 1999. The agreement entitled him to receive salary at a specified annual rate (subject to periodic review by the Board), to cash bonuses under Newcor's cash incentive bonus plan if and as earned, to participate in other employee benefit plans available to Newcor executives, to a $1,500,000 insurance policy on his life paid for by Newcor, and to specified health insurance coverage for him and his family and other non-cash fringe benefits while he remained in Newcor's employ. The agreement also provided that in some cases he would be entitled to salary continuation and other benefits if his employment ended before the end of the agreement's term, the particulars of which depended on the circumstances of his employment termination.

                  Under the provisions of the agreement applicable to Mr. Weinhardt's employment termination, he is entitled until December 5, 1999 to continued payment of the premiums on his life insurance policy and of his salary at the rate in effect at his termination $300,000 per year. He also is entitled to continuation of health insurance outplacement services and some other fringe benefits for that one year period.

                   Mr. Weinhardt is prohibited by this agreement from making any attempt to induce or encourage any employee of Newcor or an affiliate to leave for employment with a competitor for five years. The agreement also imposes confidentiality obligations upon him, which continue indefinitely, and provides that any intellectual property developed or invented by him during the term of his employment will be Newcor's sole and exclusive property.

                  While he was CEO, Mr. Weinhardt also had a "change in control" agreement with Newcor. However, since he left employment before any change in control occurred, he no longer is entitled to any potential benefits under that agreement.

                  OTHER AGREEMENTS. At the time his employment terminated, Robert Ballou had a severance agreement with Newcor. Under that agreement, he is entitled for six months from his November 13, 1998 termination date to continuation of his salary at the $160,000 per year rate in effect at the time of his termination and to continuation of some employee benefits. Dennis Reckinger also had a severance arrangement with Newcor before his retirement, but its terms became inoperative when he retired.

         OPTIONS GRANTED DURING FISCAL 1998

                  The table below provides information concerning grants of options to purchase Newcor common stock made during fiscal 1998 to the executive officers named in the Summary Compensation Table. Additional information about items in the table is provided after the table.

                        OPTION GRANTS IN LAST FISCAL YEAR
                        ---------------------------------


                                                                                          POTENTIAL
                                                                                   REALIZABLE VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF STOCK PRICE
                                          INDIVIDUAL GRANTS                   APPRECIATION FOR OPTION TERM
----------------------------------------------------------------------------------------------------------
                     Shares          % of Total
                   Underlying          Options       Exercise
                    Options          Granted to       Price           Expiration
  Name            Granted (#)        Employees        ($/Sh)             Date              5% ($)        10% ($)
 -----------------------------------------------------------------------------------       -------       ---------

K. F. Hale                 -0-         -0-              -0-                   -0-              -0-            -0-

T. D. Parker             8,000        4.7%           $9.375            03/04/2008         $ 47,167       $119,531

W. J. Weinhardt         42,000       24.7%           $9.375            03/04/2008         $247,627       $627,536

J. J. Garber             9,000        5.3%           $9.375            03/04/2008         $ 53,063       $134,472

R. C. Ballou            12,000        7.1%           $9.375            03/04/2008         $ 70,751       $179,296

D. H. Reckinger          6,000        3.5%           $9.375            03/04/2008         $ 35,375       $ 89,648


                  TYPES OF GRANTS. All grants reported in the table above were made under the Discretionary Program of Newcor's 1996 Employee Incentive Stock Plan. Both nonqualified and incentive stock options may be granted under this program, at the discretion of the Compensation/Stock Option Committee, but all grants under the program to date have been of nonqualified stock options. Discretionary grants of freestanding stock appreciation rights also may be made under the program, but none have been made.

                  Generally, all options granted under the Employee Incentive Stock Plan, including the options reported in the table, first become exercisable with respect to one-quarter of the shares covered by the option on each of the first, second, third, and fourth anniversaries of the date of grant. However, pursuant to his change in control agreement, the exercisability of options granted to Mr. Parker would accelerate upon a change in control. In addition, the plan also permits the Compensation/Stock Option Committee to accelerate the exercisability of other options upon a change in control. Exercisable options under the plan may be exercised for cash, by delivery of shares of Newcor common stock, or (for a nonqualified stock option) by directing retention of shares otherwise issuable upon exercise of the option.

                  EXPIRATION DATE. The date shown in the "Expiration Date" column of the table is (or was) the latest possible expiration date for a reported option. As indicated above under "Summary Executive Compensation Information--Shares Underlying Stock Options," all of the options reported in the table that were granted to Mr. Weinhardt, Mr. Garber, Mr. Ballou, or Mr. Reckinger were forfeited after the end of fiscal 1998 in connection with employment termination. The reported options for Mr. Parker also may expire or be forfeited earlier than the date shown above if his employment terminates before that date.

                  OPTION VALUES. The "potential realizable value" columns in the table report the potential gain for the granted options (net of exercise price, but without any present value discount), assuming annual compound price appreciation of the underlying common stock at 5% or 10%, as applicable, through the full option term. Since Messrs. Weinhardt, Garber, Ballou, and Reckinger have forfeited all the options reported for them, they cannot realize any value from those options. The actual value, if any, which Mr. Parker may realize from his options will depend on the future performance of Newcor and its common stock and overall market conditions. There can be no assurance that any value actually realized in the future will approximate the amount reflected in either of these columns in the table.


         OPTION EXERCISES AND YEAR END HOLDINGS

                  During fiscal 1998, none of the executives named in the Summary Compensation Table exercised any stock options granted by Newcor. The table below reports on their holdings of such options at the end of fiscal 1998. Additional information about items in the table is provided after the table.

                                  NUMBER OF UNEXERCISED                VALUE OF UNEXERCISED
                                         OPTIONS AT                  IN-THE-MONEY OPTIONS
                                     FISCAL YEAR-END (#)             AT FISCAL YEAR-END ($)
         NAME                    EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
         ----                    -------------------------         -------------------------
         K. F. Hale                       0/0                           0/0
         W. J. Weinhardt             83,317/81,953                      0/0
         T. D. Parker                 3,909/11,361                      0/0
         J. J. Garber                 7,547/13,725                      0/0
         R. C. Ballou                 3,675/8,925                       0/0
         D. H. Reckinger              6,324/12,748                      0/0


                  THE REPORTED OPTIONS. Unexercised options reported in the table above include the options reported in the table that precedes it. All options reported in the table for Mr. Weinhardt or Mr. Ballou were forfeited after year end due to employment termination. Mr. Garber's unexercisable options were forfeited in February when his employment ended; the rest are due to be forfeited on March 12,1999. As a result of Mr. Reckinger's retirement on November 1, 1998, all of his options that were not exercisable on that date were forfeited.

                  DETERMINING VALUE. For purposes of the "value" columns of the table, value is determined by subtracting the aggregate exercise price for the optioned shares from the product of that number of shares and the Nasdaq National Market closing price for Newcor common stock as of the last business day of fiscal 1998.


        NEWCOR, INC. RETIREMENT PLAN

                  This plan provides vested participants a monthly retirement benefit equal to years of credited service times 1.1% of the participant's average monthly salary and bonus for the highest consecutive 60-month period preceding retirement or other employment termination, subject to a limit imposed under the Internal Revenue Code upon the maximum annual compensation amount that may be taken into account for purposes of calculating benefits and to another Code limit upon the maximum annual pension amount that may be paid. Currently, the maximum annual compensation amount limit under the Code is $160,000, subject to future adjustment in $10,000 increments as and when justified by increases in the cost-of-living, and the Code limit on the maximum annual pension amount that may be paid is $130,000 per year, also subject to adjustment for future cost-of-living increases.

                  The plan covers substantially all corporate salaried employees of Newcor. Participants are vested after five years of employment. Mr. Weinhardt had less than five years of credited service when his employment terminated, and so did Mr. Ballou. The estimated credited years of service for the other executives named in the Summary Compensation Table are, respectively, as follows: Mr. Hale no years; Mr. Garber, seven years; Mr. Parker, fifteen years; Mr. Reckinger, six years.

                  The table that follows shows the estimated annual benefits (which are not subject to deduction for Social Security benefits or other amounts) payable under the plan upon retirement at age 63 to persons in the compensation and years of service classifications indicated, with benefits computed on the basis of straight life annuities and without taking into account the Internal Revenue Code compensation limits discussed above. Please note that due to the current Code limits the benefits payable under the plan for average annual compensation above $160,000 would be the same as in the $160,000 row of the table, rather than as presented in the table, except to the extent that a higher benefit amount may be required in order to preserve the benefit accrued for a given participant at December 31, 1993, and except to the extent that higher benefits become permissible in the future due to cost-of-living adjustments.

   AVERAGE                                         RETIREMENT PLAN TABLE
                  ----------------------------------------------------------------------------------------------
    ANNUAL                                            YEARS OF SERVICE
                  ----------------------------------------------------------------------------------------------
COMPENSATION        10           15             20              25             30              35          40
------------     --------     --------       --------        --------       --------        --------    --------
   $100,000      $11,000      $16,500        $ 22,000        $ 27,500       $ 33,000        $ 38,500    $ 44,000
   $125,000      $13,750      $20,625        $ 27,500        $ 34,375       $ 41,250        $ 48,125    $ 55,000
   $150,000      $16,500      $24,750        $ 33,000        $ 41,250       $ 49,500        $ 57,750    $ 66,000
   $160,000      $17,600      $26,400        $ 35,200        $ 44,000       $ 52,800        $ 61,600    $ 70,400
   $175,000      $19,250      $28,875        $ 38,500        $ 48,125       $ 57,750        $ 67,375    $ 77,000
   $200,000      $22,000      $33,000        $ 44,000        $ 55,000       $ 66,000        $ 77,000    $ 88,000
   $225,000      $24,750      $37,125        $ 49,500        $ 61,875       $ 74,250        $ 86,625    $ 99,000
   $250,000      $27,500      $41,250        $ 55,000        $ 68,750       $ 82,500        $ 96,250    $110,000
   $300,000      $33,000      $49,500        $ 66,000        $ 82,500       $ 99,000        $115,500    $132,000
   $350,000      $38,500      $57,750        $ 77,000        $ 96,250       $115,500        $134,750    $154,000
   $400,000      $44,000      $66,000        $ 88,000        $110,000       $132,000        $154,000    $176,000
   $450,000      $49,500      $74,250        $ 99,000        $123,750       $148,500        $173,250    $198,000
   $500,000      $55,000      $82,500        $110,000        $137,500       $165,000        $192,500    $220,000



         COMPENSATION COMMITTEE REPORT

                  INTRODUCTION. We are the members of the Compensation/Stock Option Committee of Newcor's Board of Directors, a standing committee of the Board since 1978. Among its other duties, our Committee is charged with the responsibilities, subject to full Board approval, of establishing, periodically reevaluating and (as appropriate) adjusting, and administering Newcor policies concerning the compensation of management personnel, including the CEO and all other executive officers. In discharging those duties, we are responsible for annually determining and recommending to the full Board the annual salary for each executive officer and for establishing the criteria under which cash incentive bonuses may be paid to executives. We also are responsible for administering Newcor's stock option and similar plans for employees, including the 1996 Employee Incentive Stock Plan.

                  For many years, including fiscal 1998, a basic tenet of our compensation policy has been that a substantial portion of the annual compensation of executive officers, as well as other higher-level personnel, should be directly linked to operating performance for the year. This policy is implemented through a management incentive cash bonus plan.

                   Newcor's stock-related plans enable us to further another basic tenet of our compensation philosophy concerning executive officers and other management personnel: that a significant component of potential compensation for such key employees should be tied to the value of Newcor's common stock, in order to closely align the interests of those employees with those of the shareholders and to provide an incentive for increasing stock value over the long term.

                  Overall, during fiscal 1998 as in prior years, our executive officer compensation policies have been aimed at providing executive officers with compensation opportunities competitive with those provided executives with comparable experience and responsibilities at other companies operating in Newcor's business segments, while at the same time tying a substantial portion of potential compensation to the achievement of performance goals and to the increase in common stock values.

                  SALARIES. When an individual joins Newcor at the executive officer level, starting salary normally is negotiated with the new executive by Newcor's CEO (or its Chairman, if the new executive will be the CEO). We followed this procedure in fiscal 1998 when the Deco operations were acquired for Mr. Hale's salary as the head of the Deco Group.

                  For other executive officers, our Committee annually formulates recommendations for salary adjustments based on the recommendations of management (except for CEO salary), market value changes as evaluated by outside consultants, any changes in the scope of the services rendered by the executive officers, adjustments in the cost-of-living index, and our individual judgments developed through our contacts in the industry. We also give some consideration during our salary deliberations to the extent of Newcor's success in meeting earnings per share goals and the performance of the common stock during the preceding fiscal year.

                  For fiscal 1998, after reviewing these factors for Mr. Weinhardt, we recommended a 3.4% increase in his salary, effective November 1, 1997. After reviewing these factors for the other persons then serving as executive officers (Messrs. Parker, Garber, Ballou, and Reckinger) we recommended fiscal 1998 salary increases ranging from 2.4% to 10.3%.

                  CASH BONUSES. All fiscal 1998 executive officers, other than Mr. Hale, were eligible to participate in Newcor's management incentive cash bonus plan for that year. Under the plan, before the start of the year we set target and minimum thresholds for fiscal 1998 profit before tax ("PBT"), both for Newcor and its subsidiaries as a whole, and for individual operating groups or divisions. In addition, we established individualized fiscal 1998 performance criteria for Mr. Weinhardt and approved individualized criteria established by him for each of the other fiscal 1998 executive officers. Mr. Weinhardt's individual goals related to expanding continuous improvement activities, strengthening the technical resources and developmental programs of Newcor and its subsidiaries, and strategically repositioning Newcor through acquisitions. Goals for other executive officers related to achieving unit financial plans and expanding continuous improvement programs, as appropriate for their positions.

                  For Mr. Weinhardt and each of the other fiscal 1998 executive officers the maximum cash bonus he could receive under the plan for the year depended on the extent to which the pre-established threshold PBT "performance points" were met or exceeded and, to a lesser extent, on our assessment of his performance for the year in light of the individualized criteria previously established for him. Regardless of the strength of an executive's individual performance, no bonus was permissible unless a threshold PBT applicable to the executive was achieved.

                  After fiscal year end, applying the factors described above, we did not award any cash bonus under the plan to Mr. Weinhardt or any of the other executive officers for fiscal 1998. Mr. Hale was paid a $15,000 sign on bonus as a result of his acceptance of employment with the company upon the purchase of the Deco companies.

                  OPTIONS AND STOCK AWARDS. The Employee Incentive Stock Plan establishes a Discretionary Program under which our Committee has discretionary authority to grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, and performance shares to key employees we judge likely to contribute materially to Newcor's future success. Early in fiscal 1998, we considered the grant of restricted stock or options under the Discretionary Program to the persons who then were executive officers, as well as to other employees. During those deliberations, we considered the eligibility requirements of the plan, the number of shares available for awards under the plan, the extent of discretionary option grants previously made to these executives under Newcor plans, and recommendations from our outside consultant. After considering these factors, we granted a discretionary option covering 42,000 shares of Newcor common stock to Mr. Weinhardt and also granted discretionary options on an aggregate 35,000 shares to other executive officers. Later in the fiscal year, we considered the same factors in connection with the negotiation of Mr. Hale's engagement as an executive officer and decided to grant him 10,000 shares of forfeitable restricted stock under the Discretionary Program.

                  The Employee Incentive Stock Plan also establishes a Voluntary Program under which, if afforded the opportunity to do so by our Committee and subject to limits on available shares imposed by the plan or which we may impose, an eligible employee awarded a cash bonus under the cash incentive bonus plan may elect to forego or return to Newcor some or all of that such bonus and instead receive transfer-restricted but nonforfeitable shares of Newcor common stock having a fair market value equal to the cash amount given up plus a nonqualified stock option covering two additional shares for each restricted share received. At the time cash incentive bonuses were awarded for the fiscal year ended October 31, 1997, Newcor was engaged in confidential negotiations concerning the Deco acquisition and the other acquisitions that closed in mid-year. Under those circumstances, we decided that it was not appropriate to make the Voluntary Program available for those bonuses. The Voluntary Program also is unavailable for fiscal 1998 incentive bonuses, since we did not award any of those bonuses for fiscal 1998.

                  CODE SECTION 162(M). Subject to various exceptions (including exceptions relating to stock options and for "performance-based" compensation if certain conditions are met), Section 162(m) of the Internal Revenue Code prohibits the deduction by a publicly-held corporation of compensation in excess of $1 million paid in any year beginning with 1994 to any executive named in the company's Summary Compensation Table for the year. For fiscal 1998, the compensation paid to each of Newcor's executive officers was below $1 million. As members of the Compensation/Stock Option Committee, we will continue to monitor Newcor's compensation policies relating to Section 162(m) during the current fiscal year to ensure compliance.

                  COMPENSATION/STOCK OPTION COMMITTEE MEMBERS:

                             KURT O. TECH, CHAIRMAN
                                JERRY D. CAMPBELL
                                 JACK R. LOUSMA


         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  The current members of the Compensation/Stock Option Committee, Messrs. Tech, Campbell, and Lousma, also comprised the committee throughout fiscal 1998. None of these directors is or ever has been an officer or employee of Newcor or any affiliate. As previously noted, William Lawson is entitled to attend all meetings of this committee by virtue of his position as Chairman of the Board, but he is not and never has been a voting member of the committee.

                  Mr. Lawson is an executive officer and until March 1, 1995 also was an employee of Newcor. Although he an executive officer, his only compensation from Newcor is as a director.

         PERFORMANCE GRAPH

                  The graph below charts the yearly percentage change in cumulative total shareholder return on an investment in Newcor common stock against the Standard & Poor's 500 Index and against a weighted average of the Dow Jones Automobile Parts Industry Group Index and the Dow Jones Factory Equipment Industry Group Index, in each case, assuming an investment of $100 on October 31, 1993, and cumulation and reinvestment of all dividends paid from that date through October 31, 1998.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 -----------------------------------------------

   Newcor, Inc. Common Stock, S&P 500 Index, and Weighted Average of Dow Jones
                                   Automobile
    Parts Industry Group Index and Dow Jones Factory Equipment Industry Group
                                     Index*

                               [PERFORMANCE GRAPH]

                       1993      1994      1995      1996      1997      1998
                       ----      ----      ----      ----      ----      ----
Newcor, Inc. .......$100.00   $ 54.89   $ 63.33   $ 67.80   $ 74.65   $ 32.34
S&P 500 ............$100.00   $103.87   $131.33   $162.98   $215.32   $262.67
Weighted Average* ..$100.00   $ 90.46   $ 97.86   $105.63   $141.01   $131.57

                  * Weighted Average is calculated each year based on the percentage of Newcor's sales for that year by its Precision Machine Products and Rubber and Plastic segments (Automobile Parts) and its Special Machines segment (Factory Equipment).

         DIRECTORS' COMPENSATION

                  Newcor pays a quarterly retainer of $7,125 to its Chairman, and non-employee directors other than the Chairman are paid quarterly retainers of $3,800, in each case reduced by the cost of any medical/dental benefits provided to the director by Newcor. Non-employee directors also receive a fee of $750 for each Board meeting attended and a fee of $700 for each committee meeting attended. Committee chairmen are paid an annual fee as follows: Executive Committee (Mr. Lawson), none; Finance Committee (Mr. Campbell), $850; Compensation/Stock Option Committee (Mr. Tech), $1,000; Audit Committee (Mr. Lousma), $700. Directors may elect to defer all or a portion of their fees, without interest, for payment in the future and are also reimbursed for travel and other expenses relating to their attendance at board and committee meetings.

                  In addition, under Newcor's 1996 Non-Employee Directors Stock Option Plan (and subject to the share limits set forth in the plan), at the adjournment of each organizational meeting of the Board following an annual meeting, each person then serving as a non-employee director automatically is granted a nonqualified stock option covering 1,000 shares of Newcor common stock at a per share exercise price equal to a share's grant date Fair Market Value (as defined in the plan). Each option grant has maximum term of 10 years, is exercisable only for cash, and normally becomes exercisable in 25% increments on the first through fourth anniversaries of grant. However, a change in control (as defined in the plan) automatically would accelerate exercisability of all options then outstanding. Options exercisable at the time a grantee leaves the Board would continue to be exercisable for one year or, if earlier, until the tenth anniversary of grant. Options not exercisable at that time would expire.

                  Newcor also maintains a plan that provides retirement benefits to a non-employee director who serves on the Board for at least 10 years and who then retires from Board service on or after age 65 or dies while still actively serving as a director. Currently, the plan contemplates quarterly payments equal to 70% of the maximum quarterly retainer paid to active directors. The only director eligible for benefits under this plan if he were to retire immediately is Mr. Tech.


                                  OTHER MATTERS


         INDEPENDENT PUBLIC ACCOUNTANTS

                  The Board has reappointed PricewaterhouseCoopers LLP, Newcor's auditors for fiscal 1998, to continue as its auditors for the current year. A representative of PricewaterhouseCoopers LLP will be available at the annual meeting to respond to appropriate questions by shareholders and may make a statement if he or she desires to do so.

         PROPOSALS FOR THE NEXT ANNUAL MEETING

                  Any Newcor shareholder that desires to submit a proposal for inclusion in Newcor's proxy materials for its annual meeting of shareholders to be held in the year 2000 must submit the proposal to Newcor no later than November 4, 1999. Even if a proposal is submitted before that date, Newcor will have the right to omit the proposal from its proxy materials if the proposal does not otherwise satisfy the requirements for inclusion of SEC Rule 14a-8.

                  Any shareholder proposal for the year 2000 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered "untimely" for purposes of SEC Rule 14a-4(c)(1) if it is not submitted to Newcor on or before January 18, 2000. Management proxies for the year 2000 annual meeting may confer discretionary authority to vote on any such untimely proposal without express direction from shareholders giving the proxies.

                  Any proposal of either type should be sent to Newcor's principal offices in Bloomfield Hills, Michigan, addressed to the attention of the Secretary.

         MISCELLANEOUS

                  The annual report that accompanies this Proxy Statement includes the financial statements of Newcor and its subsidiaries for fiscal 1998.

                  A complete list of the shareholders of record entitled to vote at the 1999 annual meeting will be open and available for examination by any shareholder, for any purpose germane to the meeting, between 9:00 a.m. and 5:00 p.m. at Newcor's principal offices at 1825 S. Woodward, Suite 240, Bloomfield Hills, Michigan for ten days prior to the meeting, and the list also will be available at the meeting.

                  It is important that proxy cards be returned promptly. Therefore, even if you currently plan to attend the meeting in person, we hope you will sign the enclosed proxy card and return it as soon as possible to Newcor, Inc., c/o ChaseMellon Shareholder Services, Midtown Station, Post Office Box 957, New York, New York 10138-0751. If you do make it to the meeting, you always can revoke your proxy before it is voted and vote in person if you prefer.



                                                     THOMAS D. PARKER, SECRETARY

         March 4, 1999

                                NEWCOR, INC.
               Annual Meeting of Shareholders of Newcor, Inc.

         This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints WILLIAM A. LAWSON and KEITH F. HALE as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Newcor, Inc. which the undersigned has power to vote, at the Annual Meeting of Shareholders to be held April 21, 1999 and any adjournment thereof (the "Annual Meeting").



                 (continued, and to be signed on other side)



                             FOLD AND DETACH HERE

This Proxy when properly executed will be voted in the manner directed. If no direction is made, this Proxy will be voted FOR the election as Directors of the nominees listed below, and in the discretion of the Proxies upon such other business as may properly come before the Annual Meeting.



Please mark your votes as indicated in this example /X/


1. Election of Directors Duly Nominated:  J.D. Campbell, W.A. Lawson

     FOR all                     WITHHELD
     nominees listed             AUTHORITY
     above except as             to vote for all
     marked to the               nominees
     contrary.                   listed above.


     /    /                      /    /


(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

-----------------------------------------------------------------------------

2. In the discretion of the Proxies upon such other business as may properly come before the annual meeting.



The undersigned acknowledges receipt of the Notice and Proxy Statement dated March 4, 1999 and hereby revokes all Proxies heretofore given to vote at said meeting and any adjournments.

Please mark, sign, date and return Proxy Card promptly using the enclosed envelope.


Signature                       Signature if held jointly
         -----------------------                         ---------------------
Date
    -----------------------

NOTE: Please sign exactly as name appears hereon. Executors, administrators, trustee, etc. should give full title as such. If the shareholder is a corporation, please give full corporation name and signature of a duly authorized officer.